UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Albertsons Companies, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
OF ALBERTSONS COMPANIES, INC.
TO BE HELD ON AUGUST 4, 2022

This proxy statement supplement (the “Supplement”), dated August 2, 2022, provides updated information with respect to the 2022 annual meeting (“Annual Meeting”) of Albertsons Companies, Inc. (the “Company”) to be held on August 4, 2022, at 2:30 p.m., Mountain Daylight Time.

This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to the stockholders of the Company on or about August 2, 2022. Except as described in this Supplement, the information provided in the definitive proxy statement filed by the Company with the SEC on June 21, 2022 (as supplemented, the “Proxy Statement”) and the proxy supplement filed on July 15, 2022, continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.

As described in our Current Report on Form 8-K filed with the SEC on August 2, 2022, Jay Schottenstein, a director of the Company, resigned from the Board of Directors of the Company (the “Board”) with immediate effect on August 1, 2022.  Mr. Schottenstein’s resignation was not the result of any disagreement between Mr. Schottenstein and the Company, its management, the Board or any committee thereof, or with respect to any matter relating to the Company’s operations, policies or practices.

Mr. Schottenstein’s term as a director was scheduled to expire at the Annual Meeting.  As a result of his resignation, Mr. Schottenstein is no longer a director nominee for election at the Annual Meeting.

At this time, neither Mr. Schottenstein, pursuant to Section 2.01(h) of that certain Stockholders’ Agreement by and among the Company and certain stockholders thereto (the “Stockholders’ Agreement”), nor the Board has determined to fill Mr. Schottenstein’s vacancy or appoint a successor nominee for election at the Annual Meeting.

All nominees, other than Mr. Steven A. Davis, due to his untimely passing on July 10, 2022, and Mr. Schottenstein, due to his resignation on August 1, 2022, named in the Proxy Statement continue to stand for re-election at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid. However, any votes that are submitted for Mr. Davis and Mr. Schottenstein will be disregarded. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Mr. Davis and Mr. Schottenstein. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Mr. Davis’s name and Mr. Schottenstein’s name as nominees for election as directors.  Due to the resignation of Mr. Schottenstein, the Board will have a vacancy at the Annual Meeting. However, stockholders may not vote for a greater number of nominees than the twelve nominees listed on the proxy card or voting instruction form.

In light of Mr. Schottenstein’s rights under the Stockholders’ Agreement to designate a replacement director, the Board has elected not to reduce the size of the Board to twelve members at the current time to allow for Mr. Schottenstein to fill such vacancy in accordance with the procedures under the Stockholders’ Agreement.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.

By order of the Board of Directors,

Juliette W. Pryor Executive Vice President – General Counsel and Secretary